EXHIBIT 99.1

Press Release

EMCORE Corporation Expects to be Compliant with the Securities and Exchange Commission and the NASDAQ in October 2007

Albuquerque, NM – September 28, 2007 – EMCORE Corporation (NASDAQ: EMKR), a leading provider of compound semiconductor-based components and subsystems for the broadband, fiber optic, satellite and terrestrial solar power markets, announced today that it expects to be compliant with the Securities and Exchange Commission (the “SEC”) and the NASDAQ in October 2007.

Status of SEC Filings

Since the completion of the investigation by the Special Committee of the Board of Directors (the “Board”) of EMCORE Corporation (the “Company”), the Company has focused on determining the appropriate measurement dates for all historical stock option grants which have been incorrectly dated, and on making corresponding accounting adjustments to the Company’s historical and current financial statements where appropriate. The Company believes that it has determined the appropriate measurement dates for all misdated stock option grants and has determined the accounting impact for those grants.  We have concluded our accounting and financial review and the additional stock-based compensation charge remains unchanged as reported in November 2006.

The Company and its legal and accounting advisors are working diligently to complete the remaining steps necessary to become current in its SEC reporting obligations.  While the Company intends to file the required reports as soon as practicable, management and the Board also recognize the importance of accurate reporting and the timeframes required by the Company to complete its Annual Report on Form 10-K for the fiscal year ended September 30, 2006 and its Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2006, March 31, 2007, and June 30, 2007.  We expect these outstanding periodic reports to be filed with the SEC in October 2007.

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Forward-Looking Statement

This announcement includes a forward-looking statement within the meaning of the Private Securities Litigation Reform Act regarding the timing in which the Company expects to become current in its reporting obligations under the Securities Exchange Act of 1934 and under the NASDAQ Marketplace Rules.   This statement involves uncertainties that may cause the actual timing in which the Company becomes current in its reporting obligations to differ materially from the Company’s current expectations.   The Company is hopeful that these reports when filed will enable us to regain compliance with NASDAQ and SEC filing requirements.   While there can be no assurance that the Company will become compliant with NASDAQ requirements that it file its periodic reports and restatement before the NASDAQ Listing and Hearing Review Council takes any action lifting the stay, the Company continues to work diligently to do so.  This forward-looking statement is made as of the date hereof, and the Company does not assume any obligation to update the statement.

About EMCORE

EMCORE Corporation offers a broad portfolio of compound semiconductor-based products for the broadband, fiber optic, satellite and terrestrial solar power markets. EMCORE's Fiber Optic segment offers optical components, subsystems and systems for high-speed data and telecommunications networks, cable television (CATV) and fiber-to-the-premises (FTTP). EMCORE's Photovoltaic segment provides products for both satellite and terrestrial applications. For satellite applications, EMCORE offers high efficiency gallium arsenide (GaAs) solar cells, covered interconnect cells (CICs) and panels. For terrestrial applications, EMCORE is adapting its high-efficiency GaAs solar cells for use in solar power concentrator systems. For further information about EMCORE, visit http://www.emcore.com.
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EMCORE Corporation
Adam Gushard – Interim Chief Financial Officer
(505) 332-5000
info@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
info@ttcominc.com